Exhibit 99.1

NEWS RELEASE
June 25, 2008

FOR IMMEDIATE RELEASE
  Contact: Michael J. Blodnick
          (406) 751-4701
Ron J. Copher
(406) 751-7706

     GLACIER BANCORP, INC.
APPOINTS NEW DIRECTOR

KALISPELL, MONTANA - Glacier Bancorp, Inc.'s (Nasdaq: GBCI) Board of Directors, at their regular monthly meeting on June 25, 2008, appointed Dallas I. Herron as a Director of the Company.

Mr. Herron has worked in the oil industry for 38 years and is the CEO of CityServiceValcon Distributing which markets petroleum products in Montana, Idaho, Washington and ten other states.

Mr. Herron had previously served as a Director of the Company’s subsidiary, Glacier Bank of Kalispell since 1998. He currently serves as president of Western Petroleum Marketing Association (WPMA). He is on Chevron’s Marketer Advisory Council and has served on the Montana Petroleum Association Board and is a past president. Herron also has been the National PMAA director for both Montana and WPMA. He is a past board member on the Montana Petroleum Tank Release Compensation board and the Kalispell Chamber of Commerce, chairing the Natural Resource Committee. He was the cofounder of the Flathead Business and Industry Association, a business advocacy group.

Glacier Bancorp, Inc. is the parent company for ten community banks, including Glacier Bank, Kalispell; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; First Bank of Montana, Lewistown, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming; Citizens Community Bank, Pocatello, operating in Idaho; and First National Bank of Morgan, operating in Utah.

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